EXHIBIT 10-28

December 2, 2015

Joanne Lipman
316 West 79th Street
New York, NY 10024

Dear Joanne,

I am pleased to extend you an offer to join our team here at Gannett Co. Inc. as Senior Vice President, Chief Content Officer reporting to Bob Dickey, CEO. The total compensation package is detailed below. This is a full-time exempt position.

ANNUAL BASE SALARY:                 $500,000
ANNUAL PERFORMANCE BONUS (target):     65% or $325,000
LONG TERM INCENTIVE (target):         115% or $575,000
TOTAL COMPENSATION (target):         $1,400,000
PROPOSED START DATE:            December 28, 2015

Performance Bonus: You will be eligible to participate in an annual bonus program. Your initial target bonus is 65% of your base salary or $325,000. For the 2016 performance year, your bonus award will be paid, based on performance against your Key Performance Indicators (KPIs), in February 2017. The 2016 bonus will have a minimum payment of $250,000 contingent based on your on-going employment through the payment date. Please keep in mind that Gannett reserves the right to alter, amend or terminate this bonus program at any time and for any reason.

Sign-On Bonus: You will receive a one-time signing bonus of $100,000 (gross) as soon as practical after your first day worked. In the event you choose to voluntarily terminate within a 12-month period from your start date, you agree to reimburse the company the full sign-on amount.

Long term incentive: You will be eligible to participate in the Gannett 2015 Omnibus Incentive Compensation Plan at an initial target rate of 115% (60% TSRs/40% RSUs) or $575,000. Please keep in mind that Gannett reserves the right to alter, amend or terminate this plan at any time and for any reason. Your participation in this plan shall be determined by the Executive Compensation Committee of Gannett’s Board of Directors.

Relocation: A location stipend of $5,000 (net) per month will be provide to you for the first 12 months of your employment with Gannett Co. Inc. This stipend is provided to cover all travel related expenses to our headquarters in McLean, Va.

Office: 703.854.3457 · DHarmon@gannett.com
Gannett Co., Inc. · 7950 Jones Branch Drive · McLean, VA. 22107

Benefits: Upon the appropriate waiting period for each plan, you will be eligible for all the standard Gannett benefits programs, including health insurance, 401K, life insurance, etc. Please note that your health/dental/vision insurance begins on the first day of the month following from your start date. You will receive additional information detailing your employee benefits at the New Employee Orientation.

Paid Time Off/Holidays: You will be eligible for accrued Paid Time Off (PTO) for up to 25 days annually. We also observe seven regular holidays each year: New Year’s Day

Martin Luther King, Jr. Day Memorial Day, Independence Day,

Labor Day,

Thanksgiving Day, and Christmas Day. In addition to these regular holidays, full-time employees are eligible for three floating holidays each calendar year to observe other national or religious holidays, celebrate a birthday or anniversary, or handle personal or family matters.
Confidentiality: You recognize and acknowledge that certain confidential business and technical information of Gannett Co., Inc. that includes, information relating to financial statements, customer identities, potential customers, employees, suppliers, servicing methods, equipment, program strategies and information, databases and information systems, analyses, digital products, profit margins or other proprietary information used by Gannett is a valuable, special and unique asset of Gannett. You shall not, at any time whether during the term or after the termination of your employment with Gannett or any of its affiliates, or the expiration of this Agreement, use such information, or any part thereof, or disclose such information to any person, firm, corporation, association or other entity for any purpose other than for the benefit of Gannett Co., Inc.
Employment Agreements: During the course of the interview process, you advised the Company that you were not subject to an employment agreement with your current employer, and also that you have not signed any agreements with your current or any former employers that in any way limit what you can and cannot do after leaving their employment. This offer of employment is being made on that basis and your signature of acceptance of this offer is confirmation of that information. This employment relationship is considered “at will” and may be terminated by you or by us at any time.

Offer Contingency: This offer is contingent upon your successful completion of the pre-employment drug screening, personal background check, reference check and review of applicable employment agreements. You represent that all information provided to Gannett or its agents with regard to your background is true and correct.

We are thrilled at the prospect of you joining Gannett Co. Inc. in what we expect will be a mutually rewarding relationship and productive experience. Should the terms of the offer be acceptable, we would appreciate you confirming your agreement with your signature below by close of business on December 8th, 2015. If you have questions, please feel free to contact me in the office at 703-854-3457.

Best regards,

Dave Harmon
Chief People Officer

Acceptance:

Signature: /s/ Joanne Lipman                Date: 12/2/15
Joanne Lipman

cc: Robert Dickey